Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

Exhibit 99.1

FOR IMMEDIATE RELEASE

DRESSER, INC. FILES AMENDED REGISTRATION STATEMENT FOR INITIAL PUBLIC OFFERING OF ITS COMMON STOCK

DALLAS, TEXAS (December 8, 2004)--Dresser, Inc. today announced it has filed an amended registration statement with the Securities and Exchange Commission (SEC) for a proposed initial public offering of its common stock. The filing amends the initial registration statement filed with the SEC on September 3, 2004. The number of shares to be offered and the price range for the offering have not yet been determined. A portion of the shares will be issued by the Company and a portion will be sold by certain existing shareholders of Dresser. Proceeds from the shares issued by the Company will be used to pay down debt.

Morgan Stanley and Credit Suisse First Boston will act as joint book-running managers for the proposed offering, with Banc of America LLC, UBS Investment Bank, Lehman Brothers, Raymond James, and Simmons & Company International as co-managers.

A preliminary prospectus, when it becomes available, may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036 (tel. 212-761-6775), or from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (tel. 212-325-2580).

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

# # #
COMPANY CONTACT:
Don King (972) 361-9933 don.king@dresser.com